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                                                                    Exhibit 9(i)

                                 AMENDED AND RESTATED
                           AGREEMENT RELATING TO INSURANCE

    THIS AMENDED AND RESTATED AGREEMENT RELATING TO INSURANCE made as of
October __, 1996 (this "AGREEMENT") by and among OLD MUTUAL SOUTH AFRICA EQUITY TRUST, a Massachusetts trust (the "MASTER TRUST"), OLD MUTUAL EQUITY GROWTH ASSETS SOUTH AFRICA FUND, a Massachusetts business trust (the "OMEGA FUND"), OLD MUTUAL SOUTH AFRICA GROWTH ASSETS FUND LIMITED, a Bermuda mutual fund (the "SAGA FUND"), and OLD MUTUAL ASSET MANAGERS (BERMUDA) LIMITED, a Bermuda company (the "ADVISER");

                                 W I T N E S S E T H:

    WHEREAS, the Master Trust invests in a portfolio consisting primarily of South African securities;

    WHEREAS, each of the OMEGA Fund and the SAGA Fund invests substantially all of its investable assets in the Master Trust;

    WHEREAS, the Adviser acts as investment adviser to the Master Trust and may, from time to time hereafter, act in the same capacity with respect to other clients, including other investment companies;

    WHEREAS, all the parties hereto are named insureds under an errors and omissions liability policy (as it may be amended and/or restated from time to time, collectively the "E&O POLICY") issued by Gulf Insurance Company, or such other insurers as from time to time may provide the E&O Policy (the "E&O INSURER");

    WHEREAS, the Master Trust, the OMEGA Fund, and the SAGA Fund (collectively, the "FUNDS" or the "FUND PARTIES") are named insureds under a fidelity bond (as it may be amended and/or restated from time to time, collectively the "BOND", and collectively with the E&O Policy, the "POLICY") issued by Gulf Insurance Company, or such other insurers as from time to time may provide the Bond (together with the E&O Insurer as appropriate, the "INSURER");

    WHEREAS, the parties entered into that certain Agreement Relating to Insurance dated as of November 10, 1995 (the "Original Agreement") establishing
(a) the criteria by which the premium for the Policy shall be


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allocated among the parties and (b) the criteria by which claims in excess of the applicable coverage limits of the Policy shall be allocated among the parties; and

    WHEREAS, the parties desire to amend and restate the Original Agreement as set forth herein below:

    NOW, THEREFORE, the parties do hereby amend and restate the Original Agreement as follows:

    1.   ALLOCATION OF PREMIUMS.

    (a) One half of the annual premium for each policy year with respect to the E&O Policy shall be borne by the Adviser and the other half of such annual premium shall be borne by the Master Trust.

    (b) The Master Trust shall pay the annual premium for each policy year with respect to the Bond.

    (c) Promptly after the determination of the annual Policy premium for each policy year, the Adviser shall prepare a schedule (the "ALLOCATION SCHEDULE") setting forth in reasonable detail the proposed allocation of the premium for such year in accordance with this Section 1. The Adviser shall promptly provide the Allocation Schedule to the administrator of each of the Funds for review.
If within ninety (90) days of provision of the Allocation Schedule to the administrator of each of the Funds, none of the Funds has objected to the Allocation Schedule, the allocation of the premium set forth therein shall, absent manifest error, be conclusive and binding among the parties.

    2.   ALLOCATION OF COVERAGE.

    (a) The Adviser shall not with respect to any policy year collect insurance payments under the E&O Policy (whether in respect of related or unrelated claims) totaling more than fifty percent (50%) of the policy limit for such policy year of the E&O Policy.

    (b) In the event that the claims of loss of two or more insureds under the E&O Policy are so related that the Insurer is entitled to assert that the claims must be aggregated with the result that the claims exceed the applicable coverage limits for such claims, or in the event that at any time the claims of two or more insureds under the E&O Policy for any other reason exceed the applicable coverage limits for such claims, the following rules for

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determining, as among such insureds, the priority of satisfaction of the claims under the E&O Policy shall apply:

    (i) All claims of the Adviser which have been duly proved and established under the E&O Policy shall be satisfied in full subject to the limit under Section 2(a). All claims of the Funds which have been duly proved and established under the E&O Policy shall be satisfied in full subject (as to not more than fifty percent (50%) of the policy limit for the current policy year) to any established or pending claims of the Adviser, provided that, if any such pending claim is subsequently disallowed, any claims of the Funds subject to such pending claim shall, if permitted under the terms of the E&O Policy, thereupon be reinstated.

    (ii) If the claims of the Funds which have been duly proved and established under the E&O Policy exceed the coverage of the E&O Policy available to the Funds, the insurance proceeds shall be applied to those claims, subject to any requirements of the 1940 Act or other applicable laws or regulations, proportionately according to the respective net asset value of each of the Fund Parties having such claims at the end of the calendar year next preceding the calendar year in which the action to which such claims relate (or, if there was more than one such action, the first thereof) was commenced.

    (c) In no case shall any Fund with respect to any policy year collect payments under the Bond (whether in respect of related or unrelated claims) totaling more than the greater of (i) its ratable share of the coverage under the Bond determined proportionately according to the respective net asset value of each of the Fund Parties as of the end of the calendar year next preceding the year in which the loss took place, and (ii) the minimum coverage required by paragraph (d)(i) of Rule 17g-1 under the 1940 Act (or if such Fund is not registered under the 1940 Act, the minimum coverage that would be required were such Fund so registered). In the event that the claims of loss of two or more Funds under the Bond are so related that the Insurer is entitled to assert that the claims must be aggregated with the result that the claims exceed the applicable coverage limits for such claims, or in the event that at any time the claims of two or more Funds under the Bond for any other reason exceed the applicable coverage limits for such claims, the following rules for determining, as among such insureds, the priority of satisfaction of the claims under the Bond shall apply:

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    (i)  FIRST, to each Fund such that it receives an amount at least equal to the amount that it would have received had it maintained a separate fidelity bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act (or, if such Fund is not registered under the 1940 Act, the amount that would be required were such Fund so registered); and

    (ii) SECOND, subject to any requirements of the 1940 Act or other applicable laws or regulations, on a ratable basis according to the respective net asset value of each of the Fund Parties having such claims as of the end of the calendar year next preceding the year in which the loss took place.

    3.   RENEWAL AND TERMINATION.

    (a) The Adviser shall at least thirty (30) days prior to the end of each policy year of each of the E&O Policy and the Bond make a proposal to the Funds regarding insurance arrangements for the next policy year with respect thereto (including the coverage amount, the quoted premium, and the proposed Insurer).

    (b) Any party to this Agreement that is party to either the E&O Policy or the Bond may cease to participate in the E&O Policy or the Bond, as the case may be, and accordingly cease to be bound by the terms of this Agreement with respect thereto, with effect from the end of any policy year applicable to the E&O Policy or the Bond, as the case may be, on the giving of written notice to each other party to this Agreement not less than fifteen (15) days prior to the end of such policy year. Such notice shall have no effect with respect to the allocation of premiums or coverage payable under or in respect of insurance in force prior to the end of such policy year.

    4. PRIOR AGREEMENTS. This Agreement hereby supersedes all prior or contemporaneous agreements among the parties hereto (or any two or more of them) (which other agreements may include other parties) relating to the subject matter hereof.

    5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

    6. AMENDMENTS. This Agreement may be amended or modified with the prior written consent of the parties hereto.

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    7.   HEADINGS.  The section references in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

    8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. In proving this Agreement it shall not be necessary to submit more than one counterpart executed by each party hereto.

    9.   PROTECTION OF TRUSTEES.

    (a) This Agreement is executed by the Trustees of the Master Trust not individually, but as Trustees under the Declaration of Trust of the Master Trust dated as of September 1, 1995, and the obligations of this Agreement are not binding upon any of such Trustees individually.

    (b) This Agreement is executed by the Trustees of the OMEGA Fund not individually, but as Trustees under the Declaration of Trust of the OMEGA Fund dated as of September 1, 1995, and the obligations of this Agreement are not binding upon any of such Trustees or on the shareholders of the OMEGA Fund individually, but bind only the trust estate of the OMEGA Fund.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their officers hereunto duly authorized all as of the day and year first above written.

                                       OLD MUTUAL SOUTH AFRICA
                                       EQUITY TRUST

                                       By:  Michael John Levett
                                            ------------------------------
                                            Michael John Levett
                                            Chairman of the Board of Trustees


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                                       OLD MUTUAL EQUITY GROWTH ASSETS
                                       SOUTH AFRICA FUND

                                       By:  Michael John Levett
                                            ------------------------------
                                            Michael John Levett
                                            Chairman of the Board of Trustees


                                       OLD MUTUAL SOUTH AFRICA GROWTH
                                       ASSETS FUND LIMITED

                                       By:  Michael John Levett
                                            ------------------------------
                                            Michael John Levett
                                            Chairman of the Board of Directors


                                       OLD MUTUAL ASSET MANAGERS
                                       (BERMUDA) LIMITED

                                       By:  William Langley
                                            ------------------------------
                                            William Langley
                                            President


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